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                                                                  EXHIBIT 10.119

                        INDEPENDENT CONSULTANT AGREEMENT


                  THIS INDEPENDENT CONSULTANT AGREEMENT ("this Agreement") is made effective this 5th day of August, 1998 ("the Effective Date") by and between WILSHIRE TECHNOLOGIES, INC. ("Company"), a California corporation with its principal place of business at 5861 Edison Place, Carlsbad, California 92008, and Percura, Inc. ("Consultant"), a California corporation with a principal place of residence at 19142 S. Mesa Drive, Villa Park, California 92861.

                                     RECITAL

         Consultant desires to perform, and Company desires to have Consultant perform, certain services as an independent Consultant to Company.

                  NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Company and Consultant hereby agree as follows:

                  1. Duties and Performance. Consultant will perform the services (the "Services") for the Company described in Exhibit A to this Agreement, as may be amended from time to time. Consultant will make regular reports to Company concerning the progress of the Services and may be required to perform the Services at Company's offices in Carlsbad, California, at the Company's manufacturing facility in Tijuana, Mexico, or such other places as Company may specify. Until Company advises Consultant otherwise, Consultant's primary contact at Company will be Paul Fennell. While Consultant will perform the Services under the general direction of Company, Consultant will determine the manner and means by which the Services are accomplished.

                  2. Payment. As compensation for the performance of the Services, the Company will (i) pay fees to Consultant at the hourly rate of $125.00 per hour during the term of this Agreement, and (ii) reimburse Consultant for all expenses incurred by Consultant in performing the Services, as further specified in Section 3 below. All such payments will be made by Company no later than fifteen (15) days following Company's receipt of Consultant's invoice.

                  3. Reimbursement of Expenses. Consultant shall be entitled to prompt reimbursement for reasonable travel and other business expenses incurred in connection with the performance of the Services, provided, however, that (i) Company shall have the right to require Consultant to supply reasonable documentation supporting the incurrence of such expenses, (ii) Consultant shall obtain the approval of the Company prior to incurring any individual expense in an amount greater than $250.00, and (iii) all travel arrangements must be made by Company through Company's travel vendors unless otherwise agreed by Company.



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                  4. Term and Termination. This Agreement shall commence on the
Effective Date and have a term of approximately five (5) months, expiring automatically upon the completion of two hundred (200) hours of work. Thereafter, this Agreement may be extended for additional periods by mutual agreement in writing of Company and Consultant. Notwithstanding the foregoing, Company shall have the right to terminate this Agreement for convenience at any time during the term of the Agreement, with or without cause, upon thirty (30) days prior written notice to Consultant. Either party may terminate this Agreement prior to its expiration in the event of a breach by the other party of this Agreement if such breach continues uncured for a period of seven (7) days after written notice.

                  5.       Relationship of Parties.

                            (a) Independent Consultant. Consultant's
relationship to the Company under this Agreement shall be solely that of an independent Consultant, and the parties shall conduct themselves accordingly. All services which Consultant renders to any customer of the Company during the term of this Agreement shall be rendered on behalf of the Company, and Consultant's sole compensation for all such services shall be from the Company pursuant to this Agreement. This Agreement is not intended to create an employment relationship, nor do the parties intend to create a partnership or joint venture.

                            (b) Taxes. Inasmuch as Consultant is an independent
Consultant and not an employee of Company, no amounts shall be withheld from any payments under this Agreement for federal, state, local, FICA, FUTA, hospital insurance, SDI or other taxes unless required by applicable law. Consultant assumes full responsibility for, and shall indemnify and hold harmless Company against, the payment of all taxes, penalties and interest arising from the payments made to Consultant under this Agreement.

                  6.       Company Property.

                            (a) Definition. For the purposes of this Agreement,
"Company Property" shall mean all computer programs, product specifications, technical data, formulas, concepts, compilations of information, marketing plans, equipment, strategies, forecasts and customer lists (and documentation related to the foregoing), provided to Consultant by Company, or any other work made or developed by Consultant in connection with the performance of the Services.

                            (b) Ownership of Company Property. To the extent
that the Company Property delivered hereunder includes material subject to copyright, Consultant agrees that the such work is done as a "work for hire" as that term is defined under U.S. copyright law, and that as a result, Company shall own all copyrights in the work. To the extent that the Company Property does not qualify as a work for hire under applicable law, and to the extent that the Company Property includes material subject to copyright, patent, trade secret, or other proprietary right protection, Consultant hereby irrevocably transfers and assigns to Company, its successors and assigns, all right, title, and interest in and to the Company Property, including but



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not limited to all copyrights, patents, trade secrets, trademarks, and other proprietary rights therein (including renewals thereof). Consultant shall execute and deliver such instruments and take such other action as may be required and requested by Company to carry out the assignment contemplated by this paragraph, including requiring any of its employees to execute and deliver such instruments for the benefit of Company. Any documents, magnetically or optically encoded media, or other materials created by Consultant pursuant to this Agreement shall be owned by Company and subject to the terms of this paragraph.

                            (c) Agreement to Treat Confidential. Consultant
agrees to treat all Company Property as "Confidential Information," as defined in Section 7 below.

                            (d) Return of Materials. Upon termination or
expiration of this Agreement, Consultant shall deliver promptly to Company all Company Property in Consultant's possession or under Consultant's control.

                  7. Confidential Information. Consultant acknowledges that Consultant will acquire information and materials from Company and knowledge about the technology, business, products, strategies, customers, clients and suppliers of Company and that all such knowledge, information and materials acquired and the existence, terms and conditions of this Agreement are and will be trade secrets and confidential and proprietary information of Company (collectively "Confidential Information"). Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to such Confidential Information. Notwithstanding the foregoing, Consultant will have no obligation to maintain the confidentiality of any information which is (b) generally known in the industry in which the Company transacts business, (b) acquired from public sources, or (c) becomes part of the public domain without fault of Consultant.

                  8. Proprietary Information of Others. Consultant hereby agrees that he will not intentionally bring into the Company premises or use in any way for the benefit of the Company any information which Consultant has reason to believe is or may be the confidential information of a past employer or any other third party.

                  9. Injunctive Relief. Consultant acknowledges and agrees that it would be difficult to fully compensate the Company for damages resulting from the breach or threatened breach of the foregoing provisions of this Sections 6, 7, or 8 and, accordingly, that the Company shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions upon proving that it has suffered or that there is a substantial probability that it will suffer irreparable harm and without the necessity of posting any bond or other undertaking.

                  10. Notices. Any notices under this Agreement will be sent by certified or registered mail, return receipt requested, to the address set forth on the first page of this Agreement or to any other address designated by the other party in writing.



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                  11. Assignment. Consultant may not assign Consultant's rights or delegate Consultant's duties under this Agreement either in whole or in part without the prior written consent of Company. Further, Consultant shall not retain the services or assistance of any third party independent contractor to perform the Services without the prior written consent of Company.

                  12. Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect.

                  13. Complete Understanding; Modification. This Agreement, together with each version of Exhibit A executed by the parties, constitutes the complete and exclusive understanding and agreement of the parties and supersedes all previous negotiations, agreements and other communications, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified in any way except in a writing signed by both parties.

                  14. Survival. Consultant's obligations under Sections 5(b), 6(b), 6(c), 6(d), 7 and 9 shall survive expiration or termination of this Agreement.

                  15. Attorneys' Fees. The prevailing party in any suit or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover from the other party all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys' fees at the hourly rates usually charged by that party's attorneys.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

WILSHIRE TECHNOLOGIES, INC.                  PERCURA, INC.

By: /s/ John Van Egmond                      By: /s/ James Wright
   -------------------------------              --------------------------------

Title: President & CEO                       Title: President
      ----------------------------                 -----------------------------



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                        INDEPENDENT CONSULTANT AGREEMENT
                    BETWEEN WILSHIRE TECHNOLOGIES AND PERCURA

                                    EXHIBIT A



                  Description of the Services to be Performed:

    See Attached Letter to Jim Wright from Paul Fennell dated August 5, 1998



















Wilshire Technologies, Inc.


By: /s/ John Van Egmond
   -------------------------------
Title: President & CEO
      ----------------------------


Percura, Inc.


By: /s/ James Wright
   -------------------------------

Title: President
      ----------------------------



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